

Yoshitomo Nara (b. 1959)

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After reviewing over 130 others, Masterworks opportunistically acquired the Painting which is fresh to market after remaining in the same private collection since it was originally executed in 2011.

INVESTMENT THESIS

Initial Offering Price

$2,589,000

Offering Circular

sec.gov

Similar Sales | Record Price | Repeat Sales



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Price Appreciation of Similar Works

21.0%

Sharpe Ratio (2003-2022) watch video

Yoshitomo Nara	▲1.80
All Art	0.59
S&P 500	0.72

70% Progress

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Yoshitomo Nara

(b. 1959)

Why we like this offering

1. Yoshitomo Nara is one of the most beloved and recognizable Japanese artists working today.
2. At 1.80, Nara's artist market offers the highest risk adjusted appreciation of any artist in the Masterworks portfolio, including Yayoi Kusama and Jean-Michel Basquiat.
3. Between 2002 and 2022, demand for Nara's work grew rapidly, with the average hammer price for paintings by Nara increasing from approximately $26,000 to $2.0 million.
4. In 2022 Nara's auction turnover exceeded $98 million dollars, ranking him 24th among all artists in the world, and 2nd among Japanese artists, only behind Yayoi Kusama.
5. Created in 2011, in the aftermath of the Great East Japan Earthquake, the Painting is a characteristic example of Yoshitomo Nara's mature practice, represents a return to art-making for the artist, and is meant to explore themes related to peace and rebirth.
6. The inclusion of the two small sprout plants are a favored motif that can be found throughout Nara's oeuvre. Growing up in a rural Japanese town near a US Air Force base, the artist has long engaged with Japan's complex history with war and nuclear weaponry. The sprout is a symbol of both hope and peace, and Nara uses it to express his deep-rooted sentiments that oppose war and conflict.
7. As of May 5, 2023, portraits of solitary children executed on wood, like the Painting, have sold at auction in excess of $2.5 million and include: *Sprout* (2011), which sold for $2,538,443 in April 2021, *Ten Stars* (2014), which sold for $4,696,849 in April 2021, and *Three Stars* (1996), which sold for $3,738,586 in July 2020.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2021 Total Auction Sales	2021 Auction Lots Sold	All Time Record Price
$79,160,806	56	$24,949,768

Average Prices


1.3M
942.4K
628.3K
314.1K
10 11 12 13 14 15 16 17 18 19 20 21

Turnover by Year


79.2M
59.4M
39.6M
19.8M
10 11 12 13 14 15 16 17 18 19 20 21

Lots Auctioned ■ Sold ■ Unsold


113
84.75
56.5
28.25
10 11 12 13 14 15 16 17 18 19 20 21

Initial Offering Price	**$2,589,000**
Offering Circular	sec.gov/edgar

Painting







About Yoshitomo Nara

Yoshitomo Nara (b. 1959, Hiroski, Japan) is one of the most beloved and recognizable Japanese artists working today. Nuanced depictions of children, in a myriad of emotional states, represent the most consistent motif within Nara's oeuvre, and he is best known for the kowa kawaii (or "creepy-cute") aesthetic.

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YOSHITOMO NARA

b. 1959, JAPAN



Acrylic on wood | 53 × 32 in. (135 × 81 cm.)

Yoshitomo Nara is one of the most beloved and recognizable Japanese artists working today.

$2,589,000
INITIAL OFFERING

21.0% HISTORICAL APPRECIATION OF SIMILAR WORKS[1]	**▲1.80** MARKET RISK-ADJUSTED APPRECIATION[2]
37.6% ANNUAL GROWTH OF RECORD PRICE[3]	**20.0%** MEDIAN REPEAT SALE PAIR APPRECIATION[4]

The Painting is a characteristic example of Yoshitomo Nara's mature practice, which visualizes an ongoing engagement with themes related to childhood and isolation, executed in his signature style. Created in 2011, in the aftermath of the Great East Japan Earthquake on March 11, 2011, which subsequently triggered a tsunami that damaged a power plant and caused widespread radiation damage, the Painting depicts a full length portrait of a female child, garbed in a orange dress, holding two small green sprout plants and is executed on wood. Nara was deeply affected by the tragedies, and his artistic output temporarily decreased in response. The Painting represents a return to art-making, and is meant to explore themes related to peace and rebirth. The inclusion of the two small sprout plants are a favored motif that can be found throughout Nara's oeuvre. Growing up in a rural Japanese town near a US Air Force base, the artist has long engaged with Japan's complex history with war and nuclear weaponry. The sprout is a symbol of both hope and peace, and Nara uses it to express his deep-rooted sentiments that oppose war and conflict. The solitary child, Nara's most recognizable subject, is rendered in his typical style with an exaggerated head and pensive expression, which is influenced by Japanese aesthetics of kawaii, or "cuteness." Nara adopts these cultural characteristics to evoke an emotional response and engage the viewer. As of May 8, 2023, portraits of solitary children executed on wood, like the Painting, have sold at auction in excess of $2,500,000 and include: *Sprout* (2011), which sold for HKD 19,700,000 ($2,538,443) on April 23, 2021 at China Guardian, Hong Kong, *Ten Stars* (2014) which is executed on jute and sold for HKD 36,475,000 ($4,696,849) on April 19, 2021 at Sotheby's, Hong Kong, and *Three Stars* (1996) which is executed on jute and sold for HKD 28,975,000 ($3,738,586) on July 9, 2020 at Sotheby's, Hong Kong. The Painting's period, subject, and scale make it a commercial and desirable work by Yoshitomo Nara.

During the mid to late 1990s Nara exhibited and traveled widely throughout Asia, Europe and the United States, and in 1995, he gained representation through the Los Angeles based Blum & Poe gallery. In 2000, Nara returned to Japan as international interest in Japanese pop culture surged, marking a turning point in his career. In 2001, the Yokohama Museum of Art opened "I Don't Mind, If You Forget Me," an exhibition which provided an extensive introduction to Nara's multi-disciplinary practice, and in 2010 the Asia Society of New York opened a retrospective of the artist's work. The Tokyo Municipal Museum of Art hosted a mid-career survey in 2017 and in 2021, the Los Angeles Museum of Contemporary Art opened an extensive retrospective of over 100 paintings and 700 works on paper. Between 2002 and 2021 demand for Nara's works have rapidly increased, with the average hammer price for his works increasing from approximately $26,000 in 2002 to $2.0 million in 2022. Nara's work has been collected by numerous prominent institutions, including the Museum of Modern Art in New York, the British Museum and The National Museum of Art in Osaka. As of May 8, 2023, Yoshitomo Nara is represented by Pace Gallery in New York, and Blum and Poe Gallery in Los Angeles. The artist's top auction records are led by large, full length portraits in the artist's signature style including *Knife Behind Back* (2000), which sold for HKD 195,696,000 ($24,949,674) on October 6, 2019, at Sotheby's, Hong Kong, *Missing in Action* (2000) which sold for HKD 123,725,000 ($15,944,440) on June 8, 2021, at Phillips & Polly, Hong Kong, and *Nice to See You Again* (1996) which sold for $15,430,800 on November 18, 2021, at Sotheby's, New York.

AS OF MAY 8, 2023, THE ARTIST'S TOP AUCTION RECORDS ARE DOMINATED BY LARGE, FULL LENGTH PORTRAITS IN THE ARTIST'S SIGNATURE STYLE, INCLUDING *KNIFE BEHIND BACK* (2000), WHICH SOLD FOR HKD 195,696,000 ($24,949,674) ON OCTOBER 6, 2019 AT SOTHEBY'S, HONG KONG, *MISSING IN ACTION* (2000) WHICH SOLD FOR HKD 123,725,000 ($15,944,440) ON JUNE 8, 2021 AT PHILLIPS & POLLY, HONG KONG, AND *NICE TO SEE YOU AGAIN* (1996) WHICH SOLD FOR $15,430,800 ON NOVEMBER 18, 2021 AT SOTHEBY'S, NEW YORK.

AUCTION RESULTS FOR SIMILAR WORKS[5,6]


$5.0M
$3.8M
$2.5M
$1.3M
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021

Yoshitomo Nara (b. 1959, Hiroski, Japan) is one of the most beloved and recognizable Japanese artists working today. Born as the youngest of three boys in the rural Aomori prefecture, Nara's childhood was a lonely one by his account. As a young boy, the introverted artist spent time with his imagination, with Japanese TV and comic books for company. Before he could speak English, Nara began listening to broadcasts from a nearby US air base; the music, and popular culture he encountered would later influence his work. In 1987, Nara graduated from Aichi University in Nagoya, Japan with a BFA and MFA, and continued his art education in Germany at the Kunstakademie Düsseldorf, where he studied from from 1988 to 1993. Around 1993, Nara began to focus primarily on painting and developed his signature style between 1995 and 1998. Nuanced depictions of children, in their myriad of emotional states, represent the most consistent motif within Nara's oeuvre, and he is best known for the kowa kawaii, or "creepy-cute" aesthetic. As Tara Yarlagadda notes in her 2021 review of the artist's work, "few adult artists have managed to capture authentic, honest representations of children, encompassing their full range of rage and wonder." Their stylistic variations often reflect the music Nara was listening to at the time of their creation, and range from leering punks to starry eyed innocents.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Yoshitomo Nara has a risk-adjusted appreciation of 1.80. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Yoshitomo Nara have a record price compound annual growth rate ("CAGR") of 37.6% from May 15, 2002 to December 31, 2022. This calculation is based on (i) a record price of $30,000 on May 15, 2002, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $21,673,640, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Yoshitomo Nara is 20.0%, which is based on 51 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Yoshitomo Nara was September 23, 2003 and ending on the last date a repeat sale occurred for such artist, which in the case of Yoshitomo Nara was November 30, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

5. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

6. The table captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Yoshitomo Nara with the following criteria: works on board, panel and wood featuring children, executed 2000 to present measuring less than 100 inches in either dimension. The set includes works on board, panel and wood excluding works with text and works with more than one figure. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 21.0% CAGR implied from selected sales occurring from November 9, 2011 to October 1, 2021.